Gannett Announces First Quarter 2020 Results

Strong revenue and Adjusted EBITDA performance despite COVID-19 impact
Implemented $75 million in annualized synergies during the first quarter
Ended the quarter with $200 million of cash and cash equivalents

MCLEAN, VA — May 7, 2020 — Gannett Co., Inc. ("Gannett", "we", "us", "our", or "the Company") (NYSE: GCI) today reported its financial results for the first quarter ended March 31, 2020. Prior to November 19, 2019, our corporate name was New Media Investment Group Inc. ("New Media" or "Legacy New Media"), and Gannett Co., Inc. ("Legacy Gannett") was a separate publicly traded company. On November 19, 2019, New Media acquired Legacy Gannett (the "Acquisition"). In connection with the Acquisition, Legacy Gannett became a wholly owned subsidiary of New Media, and New Media changed its name to Gannett Co., Inc.

“We are pleased to announce solid first quarter financial results this morning,” said Michael Reed, Gannett Chairman and Chief Executive Officer. “Revenue and EBITDA performance were strong, despite the disruption experienced over the last two weeks of March from the COVID-19 pandemic. The impact on our business from the pandemic came fast and is significant. However, we continue to execute on our operating and integration plans from the Acquisition of Legacy Gannett last year. The realization of synergies remains on track and debt pay down remains ahead of schedule. We have also moved aggressively to manage through the current economic crisis by taking measures to preserve and increase liquidity and financial performance, including further cost reductions, limits on capital expenditures, and the suspension of our quarterly dividend. We continue to evaluate additional options to strengthen our company as we navigate through this crisis.”

“A major part of our COVID-19 response was to protect the safety of our employees and their families, while also continuing to deliver vital news and information to our customers and our markets. The importance of our local presence has never been more apparent than over the past two months. We are incredibly proud of the work of all our colleagues across the company during this very challenging time, which is a testament to their commitment to serve local communities with high quality, vital news and information. The pandemic has undoubtedly created some challenges. Nevertheless, we remain committed to our operational and integration plans and we are highly confident that we will emerge from this crisis as an even stronger company.”

Financial Highlights

in thousands	Q1 2020
GAAP operating revenue	$948,682
GAAP net loss attributable to Gannett	(80,152)
Adjusted EBITDA(1) (non-GAAP)	99,069
Free cash flow(1) (non-GAAP)	46,706
(1) Refer to “Use of Non-GAAP Information” below for the Company’s definition of Adjusted EBITDA and Free Cash Flow, and reconciliations to the most comparable GAAP measures.

First Quarter 2020 Consolidated Results

•	First quarter revenues of $948.7 million rose 144.8% as compared to the prior year, reflecting the Acquisition.

◦
Same store pro forma revenues (as defined and reconciled below) decreased 10.0%, approximately in line with Q4 2019 performance, including the negative impact of approximately $17.0 million related to the COVID-19 pandemic.

•	Digital advertising and marketing services revenues were $219.2 million in the first quarter, or 23.1% of total revenues.

•	Over $75 million in annualized synergy measures were implemented in the first quarter, with approximately $19 million in savings recognized in the quarter.

•
GAAP net loss attributable to Gannett of $80.2 million in the first quarter reflects $78.0 million of depreciation and amortization, $34.2 million of cash charges related to integration, reorganization and transaction related costs, $18.5 million related to non-operating pension income and $9.0 million of tax provision, the majority of which is non-cash.

•	Adjusted EBITDA totaled $99.1 million, despite the negative revenue impact related to the COVID-19 pandemic. Margins in the quarter reached 10.4%.

Balance Sheet & Cash Flow

•	As of the end of the first quarter, the Company had cash and cash equivalents of $199.7 million.

•	During the quarter, the Company repaid $12.7 million in principal under its credit facility.

•	Sold $10.3 million of real estate in the first quarter and used the net proceeds to pay down debt.

◦
Approximately $50.0 million in real estate sales under contract expected to close during the second quarter; and on track to sell $100 - $125 million of real estate by the end of 2021, which we expect will enable us to accelerate debt repayment.

•	Capital expenditures were $13.8 million, primarily for product development, technology investments, and maintenance projects.

•
Cash flow provided by operations was $60.5 million compared to $31.7 million for the prior year quarter, primarily attributable to the Acquisition, offset by an increase in severance payments of $22.5 million.

•	Expect $140 million in annualized synergy measures to be implemented by the end of the second quarter; expect $35 - $40 million of synergies savings to be recorded in the second quarter.

COVID-19 Response

•	Strengthened balance sheet and continue to preserve liquidity:

◦
Reducing expenses for the second quarter by $100 - $125 million through implementation of furloughs, significant pay reductions, reductions in force, and cancellation of non-essential travel and spending.

◦	Reduced planned capital expenditures for 2020 by approximately 20%.

◦	Suspended quarterly dividend until conditions improve.

◦	Implemented NOL Rights Plan to protect approximately $435 million in tax assets.

•	Promoted the health and safety of our employees while continuing operations:

◦	Transitioned 95% of our non-production and delivery employees to work from home by late March.

◦	Implemented social distancing measures and hygiene best practices in line with CDC and WHO guidelines for all facilities and employees in product and delivery roles.

◦	Maintained consistent operations across all properties, with no significant disruptions.

•	Supported our communities by providing high quality journalism and by creating innovative solutions to support small businesses:

◦	Created new tailored content for readers and their communities, which has received more than 650 million views since mid-February, nearly all of which is available for free:

▪	Nation’s Health daily COVID-19 specific section runs in USA TODAY in print and digital and is available in all local e-editions; real-time updates online.

▪	The USA TODAY coronavirus newsletter reaches nearly 160,000 subscribers and led to an additional 35 local market coronavirus newsletters launching across the country.

◦	Launched Support Local platform to provide communities with an easy way to discover opportunities to help their favorite local businesses.

▪	Free business listings providing special services, such as enabling gift cards and delivery services.

Publishing Segment

•	Publishing segment revenues totaled $858.2 million in the first quarter.

•	Print advertising revenues totaled $267.6 million in the first quarter.

◦	Same store pro forma print advertising revenues decreased 21.2% to the prior year.

•	Digital advertising and marketing services revenues were $136.0 million in the first quarter.

◦
Same store pro forma digital advertising and marketing services revenues rose 1.7% versus the prior year period, reflecting strong national digital media trends and continued strength with our local digital marketing services.

•	Circulation revenues totaled $374.7 million in the first quarter.

◦
Same store pro forma circulation revenues decreased 7.5% in the first quarter, an improvement over the fourth quarter 2019 trend of 160bps due to increases from our strategic pricing programs, partially offset by declines stemming from a reduction in volume of our single copy and home delivery sales, reflecting general industry trends.

•	Commercial printing and other revenues contributed $79.8 million in the first quarter.

•	Paid digital-only subscriber volumes now total approximately 863,000, up 29.0% year-over-year on a pro forma basis.

•	Publishing segment Adjusted EBITDA was $110.9 million, representing a margin of 12.9% for the quarter.

•
During May 2020, the Louisville Courier Journal was awarded a Pulitzer Prize in Breaking News for its aggressive reporting on the flurry of pardons and commutations given by Kentucky Gov. Matt Bevin during his final days in office.

Marketing Solutions Segment

•	Marketing Solutions segment revenues were $121.3 million in the first quarter.

◦	Same store pro forma Marketing Solutions segment revenues increased by 3.8% to the prior year, in part reflecting continued strong growth from Legacy Gannett local markets.

•	Marketing Solutions segment Adjusted EBITDA was $7.9 million, representing a margin of 6.5% for the quarter.

Dividend Suspension

As previously announced, the Board has suspended the quarterly dividend. Prior to the onset of the U.S. public health and economic crises triggered by the pandemic, we had announced the Board’s intention to declare a quarterly dividend with respect to the first quarter of 2020. However, in light of the unprecedented economic disruption and uncertainty caused by the pandemic, the Board has determined that it is in the best interests of shareholders for the Company to preserve liquidity by suspending the quarterly dividend until conditions improve. The Board of Directors is committed to reinstituting a quarterly dividend when it is appropriate to do so.

Integration Update

The Company implemented measures during the first quarter that will result in over $75 million in annualized savings. As a result of these measures, the Company realized $19 million in savings in the first quarter. By the end of the second quarter, the Company expects to have implemented measures that will result in over $140 million in annualized savings, with $35 - $40 million in savings expected to be realized during the second quarter. Management remains highly confident in its ability to implement measures by the end of 2021 that are expected to result in $300 million in synergies, with more than half of such measures expected to be completed in 2020.

Earnings Conference Call

Management will host a conference call on Thursday, May 7, 2020 at 8:30 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of Gannett’s website, www.gannett.com. All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-855-319-1124 (from within the U.S.) or 1-703-563-6359 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Gannett First Quarter Earnings Call” or access code “1333947”. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.gannett.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast. A telephonic replay of the conference call will also be available approximately two hours following the call’s completion through 11:59 P.M. Eastern Time on Thursday, May 21, 2020 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “1333947”.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an innovative, digitally focused media and marketing solutions company committed to fostering the communities in our network and helping them build relationships with their local businesses. With an unmatched reach at the national and local level, Gannett touches the lives of over 170 million people monthly with our Pulitzer-Prize winning content, consumer experiences and benefits, and advertiser products and services. Our portfolio includes the USA TODAY, local media organizations in 46 states in the U.S. and Guam, and Newsquest, a wholly owned subsidiary with over 140 local media brands operating in the United Kingdom. Gannett also owns the digital marketing services companies ReachLocal, Inc., UpCurve, Inc., and WordStream, Inc. and runs the largest media-owned events business in the U.S., GateHouse Live. Effective November 20, 2019, following the completion of its merger with Gannett, New Media Investment Group Inc. trades on the New York Stock Exchange under Gannett Co., Inc. and its ticker symbol has changed to “GCI”. To connect with us, visit www.gannett.com.

Same Store Pro Forma Revenues

Same store pro forma revenues are based on GAAP revenues for New Media Investment Group Inc. and Legacy Gannett prior to the Acquisition and GAAP revenues for Gannett for the current period, excluding (1) revenues related to 2019 acquisitions from the beginning of 2020 through the first year anniversary of the applicable acquisition date, (2) exited operations, (3) currency impacts, and (4) deferred revenue impacts related to the Acquisition.

Cautionary Statement Regarding Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding measures expected to result in over $140 million in annualized savings, the timing of realizing those savings, including our expectation that $35 - $40 million will be realized in the second quarter, the potential to realize additional savings in future quarters, our ability to achieve $300 million of synergies through measures expected to be implemented by the end of 2021, our expectations, in terms of both amount and timing, with respect to debt repayment, real estate sales and debt refinancing, future revenue trends and our ability to influence trends, and the amount and timing of any future dividend. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

* * * *

For investor inquiries, contact:	For media inquiries, contact:
Ashley Higgins	Stephanie Tackach
Investor Relations	Director, Public Relations
212-479-3160	212-715-5490
investors@gannett.com	stackach@gannett.com

# # #

CONSOLIDATED BALANCE SHEETS Gannett Co., Inc. and Subsidiaries Unaudited, in thousands (except per share amounts)

Table No. 1
Assets	March 31, 2020	December 31, 2019
Current assets
Cash and cash equivalents	$199,651	$156,042
Accounts receivable, net of allowance for doubtful accounts of $20,486 and $19,923	379,862	438,523
Inventories	47,775	55,090
Prepaid expenses and other current assets	135,608	129,460
Total current assets	762,896	779,115
Property, plant and equipment, at cost net of accumulated depreciation of $323,934 and $277,291	764,000	815,807
Operating lease assets	306,491	309,112
Goodwill	909,741	914,331
Intangible assets, net	981,966	1,012,564
Deferred income tax assets	64,387	76,297
Other assets	121,730	112,876
Total assets	$3,911,211	$4,020,102

Liabilities and equity
Current liabilities
Accounts payable and accrued liabilities	$449,833	$453,628
Deferred revenue	225,609	218,823
Current portion of long-term debt	—	3,300
Other current liabilities	48,832	42,702
Total current liabilities	724,274	718,453
Long-term debt	1,633,468	1,636,335
Convertible debt	3,300	3,300
Deferred tax liabilities	10,406	9,052
Pension and other postretirement benefit obligations	219,803	235,906
Long-term operating lease liabilities	293,144	297,662
Other long-term liabilities	135,864	136,188
Total noncurrent liabilities	2,295,985	2,318,443
Total liabilities	3,020,259	3,036,896
Redeemable noncontrolling interests	1,396	1,850
Commitments and contingent liabilities

Equity
Common stock of $0.01 par value per share, 2,000,000,000 shares authorized, 132,715,532 issued and 132,058,367 shares outstanding at March 31, 2020; 129,386,258 issued and 128,991,544 shares outstanding at December 31, 2019	1,327	1,294
Treasury stock at cost, 657,165 and 394,714 shares at March 31, 2020 and December 31, 2019, respectively	(4,491)	(2,876)
Additional paid-in capital	1,093,705	1,090,694
Accumulated deficit	(196,110)	(115,958)
Accumulated other comprehensive income (loss)	(4,875)	8,202
Total equity	889,556	981,356
Total liabilities and equity	$3,911,211	$4,020,102

CONSOLIDATED STATEMENTS OF OPERATIONS Gannett Co., Inc. and Subsidiaries Unaudited, in thousands (except per share amounts)

Table No. 2	Three months ended
Fiscal year ended	March 31, 2020	March 31, 2019
Operating revenues:
Advertising and marketing services	$487,010	$193,544
Circulation	374,723	152,165
Other	86,949	41,890
Total operating revenues	948,682	387,599
Operating expenses:
Operating costs	566,463	229,495
Selling, general and administrative expenses	299,137	129,050
Depreciation and amortization	78,024	20,923
Integration and reorganization costs	28,254	5,798
Acquisition costs	5,969	772
Impairment of long-lived assets	—	1,207
Loss on sale or disposal of assets	657	1,789
Total operating expenses	978,504	389,034
Operating loss	(29,822)	(1,435)
Non-operating (income) expense:
Interest expense	57,899	10,134
Loss on early extinguishment of debt	805	—
Other income	(16,899)	(260)
Non-operating expense	41,805	9,874
Net loss before income taxes	(71,627)	(11,309)
Provision (benefit) for income taxes	8,979	(1,954)
Net loss	$(80,606)	$(9,355)
Net loss attributable to redeemable noncontrolling interests	(454)	(249)
Net loss attributable to Gannett	$(80,152)	$(9,106)
Loss per share attributable to Gannett - basic	$(0.61)	$(0.15)
Loss per share attributable to Gannett - diluted	$(0.61)	$(0.15)
Dividends declared per share	$—	$0.38

CONSOLIDATED STATEMENTS OF CASH FLOWS Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 3	Three months ended
	March 31, 2020	March 31, 2019
Cash flows from operating activities:
Net loss	$(80,606)	$(9,355)
Adjustments to reconcile net loss to operating cash flows:
Depreciation and amortization	78,024	20,923
Facility consolidation cost	484	—
Equity-based compensation expense	11,577	1,136
Non-cash interest expense	56,160	344
Loss on sale or disposal of assets	657	1,789
Loss on early extinguishment of debt	805	—
Impairment of long-lived assets	—	1,207
Pension and other postretirement benefit obligations, net of contributions	(30,545)	(276)
Change in other assets and liabilities, net	23,933	15,974
Net cash provided by operating activities	60,489	31,742
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(37,953)
Purchase of property, plant, and equipment	(13,783)	(2,242)
Proceeds from sale of real estate and other assets	10,400	2,465
Change in other investing activities	(36)	—
Net cash used for investing activities	(3,419)	(37,730)
Cash flows from financing activities:
Repayment under term loans	(12,701)	(2,197)
Borrowing under revolving credit facility	—	54,400
Repayments under revolving credit facility	—	(46,400)
Payments for employee taxes withheld from stock awards	(1,615)	(689)
Payment of dividends	—	(23,245)
Changes in other financing activities	(363)	—
Net cash used for financing activities	(14,679)	(18,131)
Effect of currency exchange rate change on cash	1,554	—
Increase (decrease) in cash, cash equivalents, and restricted cash	43,945	(24,119)
Balance of cash, cash equivalents, and restricted cash at beginning of period	188,664	52,770
Balance of cash, cash equivalents, and restricted cash at end of period	$232,609	$28,651

SEGMENT INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 4	Three months ended
	March 31, 2020	March 31, 2019
Operating revenues:
Publishing	$858,150	$378,080
Marketing Solutions	121,281	25,887
Corporate and Other	3,009	672
Intersegment eliminations	(33,758)	(17,040)
Total	$948,682	$387,599

Adjusted EBITDA:
Publishing	$110,928	$41,693
Marketing Solutions	7,887	(3,230)
Corporate and Other	(19,746)	(5,616)
Total	$99,069	$32,847

Depreciation and amortization:
Publishing	$66,957	$18,830
Marketing Solutions	7,331	1,277
Corporate and Other	3,736	816
Total	$78,024	$20,923

PRO FORMA SAME STORE REVENUES Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 5	Three months ended
	March 31, 2020	March 31, 2019	% Change

Pro forma total revenue	$948,682	$1,051,024	(9.7)%
Acquired revenues	(12,553)	—	***
Currency impact	1,275	—	***
Exited operations	(6)	(6,888)	(99.9)%
Deferred revenue adjustment	1,834	—	***
Same store total revenue	$939,232	$1,044,136	(10.0)%

Pro forma advertising and marketing services revenue	$487,010	$558,780	(12.8)%
Acquired revenues	(2,997)	—	***
Currency impact	932	—	***
Exited operations	(6)	(6,437)	(99.9)%
Deferred revenue adjustment	594	—	***
Same store advertising and marketing services revenue	$485,533	$552,343	(12.1)%

Pro forma circulation revenue	$374,723	$404,891	(7.5)%
Acquired revenues	(1,803)	—	***
Currency impact	264	—	***
Exited operations	—	(252)	(100.0)%
Deferred revenue adjustment	1,240	—	***
Same store circulation revenue	$374,424	$404,639	(7.5)%

Pro forma other revenue	$86,949	$87,353	(0.5)%
Acquired revenues	(7,753)	—	***
Currency impact	79	—	***
Exited operations	—	(199)	(100.0)%
Same store other revenue	$79,275	$87,154	(9.0)%
*** Indicates an absolute value percentage change greater than 100

USE OF NON-GAAP INFORMATION

The Company uses non-GAAP financial performance and liquidity measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures, which may not be comparable to similarly titled measures reported by other companies, should not be considered in isolation from or as a substitute for the related GAAP measures and should be read together with financial information presented on a GAAP basis.

The Company defines its non-GAAP measures as follows:

•
Adjusted EBITDA is a non-GAAP financial performance measure the Company believes offers a useful view of the overall operation of our business. The Company defines Adjusted EBITDA as net income (loss) attributable to Gannett before (1) income tax expense (benefit), (2) interest expense, (3) gains or losses on early extinguishment of debt, (4) non-operating items, primarily pension costs, (5) depreciation and amortization, (6) integration and reorganization costs, (7) impairment of long-lived assets, (8) goodwill and intangible impairments, (9) net loss (gain) on sale or disposal of assets, (10) equity-based compensation, (11) acquisition costs, and (12) certain other non-recurring charges. The most directly comparable GAAP financial measure is net income (loss) attributable to Gannett.

•
Free cash flow is a non-GAAP liquidity measure that adjusts our reported GAAP results for items we believe are critical to the ongoing success of our business. The Company defines Free cash flow as net cash provided by operating activities as reported on the statement of cash flows less capital expenditures, which results in a figure representing Free cash flow available for use in operations, additional investments, debt obligations, and returns to shareholders. The most directly comparable GAAP financial measure is net cash from operating activities.

Management’s Use of Non-GAAP Measures

Adjusted EBITDA and Free cash flow are not measurements of financial performance under GAAP and should not be considered in isolation or as an alternative to income from operations, net income (loss), cash flow from continuing operating activities, or any other measure of performance or liquidity derived in accordance with GAAP. We believe our non-GAAP measures as we have defined them are helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance on our day-to-day operations. These measures provide an assessment of controllable expenses and afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance.

Adjusted EBITDA provides us with a measure of financial performance, independent of items that are beyond the control of management in the short-term such as depreciation and amortization, taxation, non-cash impairments, and interest expense associated with our capital structure. This metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics we use to review the financial performance of our business on a monthly basis.

We use Adjusted EBITDA as a measure of our day-to-day operating performance, which is evidenced by the publishing and delivery of news and other media and excludes certain expenses that may not be indicative of our day-to-day business operating results. We consider the unrealized (gain) loss on derivative instruments and the (gain) loss on early extinguishment of debt to be financing related costs associated with interest expense or amortization of financing fees. Accordingly, we exclude financing related costs such as the early extinguishment of debt because they represent the write-off of deferred financing costs, and we believe these non-cash write-offs are similar to interest expense and amortization of financing fees, which by definition are excluded from Adjusted EBITDA. Additionally, the non-cash gains (losses) on derivative contracts, which are related to interest rate swap agreements to manage interest rate risk, are financing costs associated with interest expense. Such charges are incidental to, but not reflective of, our day-to-day operating performance, and it is appropriate to exclude charges related to financing activities such as the early extinguishment of debt and the unrealized (gain) loss on derivative instruments which, depending on the nature of the financing arrangement, would have otherwise been amortized over the period of the related agreement and does not require a current cash settlement. Such charges are incidental to, but not reflective of our day-to-day operating performance of the business that management can impact in the short term.

Limitations of Non-GAAP Measures

Each of our non-GAAP measures has limitations as an analytical tool. They should not be viewed in isolation or as a substitute for GAAP measures of earnings or cash flows. Material limitations in making the adjustments to our earnings to calculate Adjusted EBITDA and using this non-GAAP financial measure as compared to GAAP net income (loss) include: the cash portion of interest / financing expense, income tax (benefit) provision, and charges related to impairment of long-lived assets, which may significantly affect our financial results.

A reader of our financial statements may find this item important in evaluating our performance, results of operations, and financial position. We use non-GAAP financial measures to supplement our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business.

Adjusted EBITDA and Free cash flow are not alternatives to net income, income from operations, or cash flows provided by or used in operations as calculated and presented in accordance with GAAP. Readers of our financial statements should not rely on Adjusted EBITDA or Free cash flow as a substitute for any such GAAP financial measure. We strongly urge readers of our financial statements to review the reconciliation of income (loss) from continuing operations to Adjusted EBITDA and the reconciliation of net cash from operating activities to Free cash flow, along with our consolidated financial statements included elsewhere in this report. We also strongly urge readers of our financial statements to not rely on any single financial measure to evaluate our business. In addition, because Adjusted EBITDA and Free cash flow are not measures of financial performance under GAAP and are susceptible to varying calculations, the Adjusted EBITDA and Free cash flow measures as presented in this report may differ from and may not be comparable to similarly titled measures used by other companies.

NON-GAAP FINANCIAL INFORMATION ADJUSTED EBITDA Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 6

	Three months ended March 31, 2020
	Publishing	Marketing Solutions	Corporate and Other	Consolidated Total

Net income (loss) attributable to Gannett	$33,840	$(5,073)	$(108,919)	$(80,152)
Income tax expense (benefit)	—	—	8,979	8,979
Interest expense	18	—	57,881	57,899
Loss on early extinguishment of debt	—	—	805	805
Other non-operating items, net	(5,784)	3,624	(14,739)	(16,899)
Depreciation and amortization	66,957	7,331	3,736	78,024
Integration and reorganization costs	13,309	1,388	13,557	28,254
Acquisition costs	—	—	5,969	5,969
Impairment of long-lived assets	—	—	—	—
Net (gain) loss on sale or disposal of assets	592	23	42	657
Equity-based compensation	—	—	11,577	11,577
Other items	1,996	594	1,366	3,956
Adjusted EBITDA (non-GAAP basis)	$110,928	$7,887	$(19,746)	$99,069

	Three months ended March 31, 2019
	Publishing	Marketing Solutions	Corporate and Other	Consolidated Total

Net income (loss) attributable to Gannett	$18,754	$(5,626)	$(22,234)	$(9,106)
Income tax expense (benefit)	—	—	(1,954)	(1,954)
Interest expense	55	—	10,079	10,134
Loss on early extinguishment of debt	—	—	—	—
Other non-operating items, net	(310)	—	50	(260)
Depreciation and amortization	18,830	1,277	816	20,923
Integration and reorganization costs	2,384	556	2,858	5,798
Acquisition costs	—	—	772	772
Impairment of long-lived assets	—	—	1,207	1,207
Net (gain) loss on sale or disposal of assets	19	2	1,768	1,789
Equity-based compensation	—	—	1,136	1,136
Other items	1,961	561	(114)	2,408
Adjusted EBITDA (non-GAAP basis)	$41,693	$(3,230)	$(5,616)	$32,847

NON-GAAP FINANCIAL INFORMATION FREE CASH FLOW Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 7
Three months ended March 31, 2020

Net cash flow provided by operating activities (GAAP basis)	$60,489
Capital expenditures	(13,783)
Free cash flow (non-GAAP basis)(1)	$46,706
(1) Free cash flow for the first quarter was negatively impacted by $28.3 million of integration and reorganization costs, $6.0 million of acquisition costs, and $2.6 million of other one-time adjustments.